Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for First Quarter 2007, Raises Full-Year Guidance
— Company Records EPS of $0.40, New All-Time High and 48% Above Prior Year —
— Quarterly Product Sales Establish New Record of $87.2 Million,
Total Revenues Exceed $100 Million for First Time —
— Quarterly Results, One-Time Tax Benefit Lead to Increased EPS Guidance of $1.39 to $1.45 —
SAN DIEGO, CA, May 1, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the first quarter of 2007 and raised its full-year guidance for earnings per share (EPS) and total revenues.
“Gen-Probe posted strong financial results in the first quarter of 2007, led by continued robust growth in our clinical diagnostics business,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “We are raising our full-year financial guidance based on our first-quarter performance and the expected benefits of lower tax expense, and now forecast that 2007 EPS will grow between 24% and 29% compared to last year.”
In the first quarter of 2007, net income was $21.5 million ($0.40 per share), compared to $14.2 million ($0.27 per share) in the prior year period, an increase of 51% (48% per share). Throughout this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented on a GAAP basis that reflects the implementation of SFAS No. 123(R).
In the first quarter of 2007, product sales were a record $87.2 million, compared to $78.5 million in the prior year period, an increase of 11%. Total revenues for the first quarter of 2007 were a record $101.1 million, compared to $86.3 million in the prior year period, an increase of 17%.
As expected, Gen-Probe’s total revenues and net income in the first quarter of 2007 benefited from $10.3 million of royalty and license revenue received from Bayer, representing the second of three payments due in connection with the 2006 settlement of the Company’s patent infringement litigation.
Detailed Results
Gen-Probe’s clinical diagnostics sales in the first quarter of 2007 were again led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay continued to grow strongly, driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the first quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited from continued international expansion, and from higher pricing associated with commercial sales of the PROCLEIX® WNV (West Nile virus) assay in the United States. Gen-Probe’s blood screening sales in the first quarter of 2007 included $2.9 million in sales of TIGRIS instruments and spare parts to Chiron. As expected, these instrument sales to Chiron declined compared to the $5.3 million recorded in the prior year period. Excluding these sales from both the first quarter of 2007 and the prior year period, blood screening sales grew by 11%. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics.
Product sales were, in millions:

	Three Months Ended March 31,
	2007	2006	Change

Clinical diagnostics	$47.6	$40.1	19%
Blood screening	$39.6	$38.4	3%

Total product sales	$87.2	$78.5	11%
Collaborative research revenues for the first quarter of 2007 were $2.4 million, compared to $6.9 million in the prior year period, a decrease of 65% that resulted primarily from the reclassification of revenue associated with investigational use of the PROCLEIX WNV assay. Beginning in the second half of 2006, the Company began recording in product sales all revenue associated with this assay, which was approved by the US Food and Drug Administration (FDA) for use on Gen-Probe’s enhanced semi-automated instrument system (eSAS) in December of 2005.
Royalty and license revenues for the first quarter of 2007 were $11.5 million, compared to $0.8 million in the prior year period. This increase resulted primarily from $10.3 million of revenue associated with the settlement in 2006 of Gen-Probe’s patent infringement litigation against Bayer.
Gross margin on product sales in the first quarter of 2007 was 66.5%, compared to 66.1% in the prior year period. This increase resulted primarily from a favorable product sales mix, namely decreased sales of lower-margin instruments, as described above, and increased revenue from commercial pricing of the PROCLEIX WNV assay in the United States. These benefits were partially offset by additional scrap expense compared to the prior year period, increased amortization of stock-based compensation expense, and lower production volumes.
Research and development (R&D) expenses in the first quarter of 2007 were $20.3 million, compared to $19.3 million in the prior year period, an increase of 5% that resulted primarily from higher overhead costs. R&D expenses are expected to increase significantly later in 2007 based on the purchase of HPV oligonucleotides from Roche, post-marketing studies for the PROCLEIX ULTRIO® assay in the United States, and the development programs for food testing, hospital-acquired infections, and a fully automated instrument system for low- and mid-volume labs.
Marketing and sales expenses in the first quarter of 2007 were $9.5 million, compared to $8.9 million in the prior year period, an increase of 7% that resulted primarily from higher overhead costs and expenses associated with assessing and developing new markets.
General and administrative (G&A) expenses in the first quarter of 2007 were $11.3 million, compared to $10.7 million in the prior year period, an increase of 6% that resulted primarily from higher executive recruiting and relocation expenses.

Gen-Probe continues to have a strong balance sheet. As of March 31, 2007, the Company had $319.7 million of cash, cash equivalents and short-term investments, and no debt. In the first quarter of 2007, Gen-Probe generated net cash of $31.9 million from its operating activities.
Update on Tax Issues
Gen-Probe adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109,” as of January 1, 2007. FIN No. 48 provides guidance on the accounting and reporting of various tax contingencies. As a result of adopting FIN No. 48, Gen-Probe reduced its retained earnings balance by approximately $1.0 million as of January 1, 2007, reflecting increased tax reserves.
In addition, the Internal Revenue Service completed an audit of the Company’s 2003 and 2004 federal tax returns in April. As a result, Gen-Probe expects to record a benefit to income tax expense of approximately $8.7 million ($0.16 of EPS) in the second quarter of 2007. This benefit results primarily from the release of reserves associated with federal research tax credits generated from 1999 to 2004.
Updated 2007 Financial Guidance
“Based on our strong performance in the first quarter, as well as the one-time tax benefit we expect to record in the second quarter, we are raising our full-year 2007 revenue and EPS guidance,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer. “At the same time, we intend to pursue long-term shareholder value by investing additional R&D resources into key programs, including the post-marketing studies for the PROCLEIX ULTRIO assay.”
For the full year 2007, Gen-Probe now expects:
•	Total revenues of $386 million to $394 million.

•	Product gross margins approximating 68% to 69% of product sales.

•	R&D expenses approximating 24% to 25% of total revenues. R&D expenses are expected to total at least $25 million in each of the next three quarters.

•	Marketing and sales expenses approximating 10% of total revenues.

•	G&A expenses approximating 11% to 12% of total revenues.

•	EPS of between $1.39 and $1.45, based on approximately 54 million fully diluted shares outstanding for the year and an underlying tax rate of 35% to 36%, excluding the $8.7 million one-time benefit associated with completion of the IRS audit, which is expected to be recognized in the second quarter.
Recent Events
•	TIGRIS System Approved to Screen Donated Blood for West Nile Virus. On March 2, Gen-Probe announced that the FDA had approved the Company’s PROCLEIX TIGRIS system, the first fully automated molecular diagnostics instrument, to screen donated blood, organs and tissues for West Nile virus using the PROCLEIX WNV Assay.

•	Collaboration with 3M for Healthcare-Associated Infections. On April 30, Gen-Probe and 3M announced that the companies have formed an exclusive worldwide collaboration to develop and commercialize rapid, easy-to-use nucleic acid tests to detect dangerous healthcare-associated infections such as methicillin-resistant Staphylococcus aureus.

•	Promising PCA3 Data. On March 29, Gen-Probe announced that the Company’s research test for the highly specific prostate cancer gene PCA3 predicted the results of repeat biopsies more accurately than traditional prostate specific antigen testing in a study of 233 men. The study was published in the March issue of the peer-reviewed journal UROLOGY® (69: 532-535, 2007). On March 23, the Company announced similar results from an ongoing multi-center study presented by independent researchers at the annual meeting of the European Association of Urology. The Company’s PROGENSATM PCA3 assay has been CE-marked for the European market.

•	New VP of Clinical, Regulatory and Quality. On April 30, Christina Yang, PhD, joined Gen-Probe as vice president, clinical, regulatory and quality. Dr. Yang joined the Company from Focus Diagnostics, where she was vice president, quality and regulatory affairs, since 2003. She reports to Henry L. Nordhoff.
Webcast Conference Call
A live webcast of Gen-Probe’s first quarter 2007 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 397-1432 for domestic callers and (203) 369-0539 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE, PROGENSA and TIGRIS are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron, a business unit of Novartis Vaccines and Diagnostics. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2007 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2007 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay or TIGRIS instrument for blood screening may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2007	2006

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$67,428	$87,905
Short-term investments	252,240	202,008
Trade accounts receivable, net of allowance for doubtful accounts of $620 and $670 at March 31, 2007 and December 31, 2006, respectively	27,582	25,880
Accounts receivable — other	2,604	1,646
Inventories	51,713	52,056
Deferred income tax — short term	6,905	7,247
Prepaid expenses	13,840	11,362
Other current assets	3,938	2,583

Total current assets	426,250	390,687

Property, plant and equipment, net	133,962	134,614
Capitalized software	17,809	18,437
Goodwill	18,621	18,621
Deferred income tax — long term	2,064	2,064
License, manufacturing access fees and other assets	60,813	59,416

Total assets	$659,519	$623,839

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,038	$13,586
Accrued salaries and employee benefits	15,831	16,723
Other accrued expenses	3,142	3,320
Income tax payable	7,325	14,075
Deferred revenue	758	921

Total current liabilities	39,094	48,625

Non-current income tax payable	14,008	—
Deferred income tax	4	—
Deferred revenue	3,500	3,667
Deferred rent	100	128
Deferred compensation plan liabilities	1,480	1,211

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 52,405,312 and 52,233,656 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	5	5
Additional paid-in capital	344,713	334,184
Accumulated other comprehensive income (loss)	78	(5)
Retained earnings	256,537	236,024

Total stockholders’ equity	601,333	570,208

Total liabilities and stockholders’ equity	$659,519	$623,839

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenues:
Product sales	$87,152	$78,528
Collaborative research revenue	2,352	6,885
Royalty and license revenue	11,547	843

Total revenues	101,051	86,256

Operating expenses:
Cost of product sales	29,160	26,609
Research and development	20,258	19,326
Marketing and sales	9,536	8,862
General and administrative	11,281	10,658

Total operating expenses	70,235	65,455

Income from operations	30,816	20,801
Total other income, net	2,545	1,757

Income before income tax	33,361	22,558

Income tax expense	11,886	8,330

Net income	$21,475	$14,228

Net income per share:
Basic	$0.41	$0.28

Diluted	$0.40	$0.27

Weighted average shares outstanding:
Basic	52,170	51,248

Diluted	53,634	52,865

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Operating activities:
Net income	$21,475	$14,228
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	8,273	6,061
Stock-based compensation charges	5,105	5,123
Stock option income tax benefits	58	—
Excess tax benefit from employee stock options	(1,284)	(4,394)
Gain on disposal of property and equipment	—	(21)
Changes in assets and liabilities:
Accounts receivable	(2,649)	2,571
Inventories	(39)	(191)
Prepaid expenses	(2,478)	3,246
Other current assets	(1,354)	(1,320)
Other long term assets	(598)	—
Accounts payable	(1,549)	(601)
Accrued salaries and employee benefits	(891)	1,715
Other accrued expenses	(25)	1,240
Income tax payable	7,815	3,822
Deferred revenue	(330)	(2,507)
Deferred income tax	106	(188)
Deferred rent	(28)	(29)
Deferred compensation plan liabilities	269	—

Net cash provided by operating activities	31,876	28,755

Investing activities:
Proceeds from sales and maturities of short-term investments	15,871	25,935
Purchases of short-term investments	(65,863)	(36,742)
Purchases of property, plant and equipment	(5,894)	(17,768)
Capitalization of intangible assets, including license and manufacturing access fees	(1,817)	(1,852)
Other assets	(352)	17

Net cash used in investing activities	(58,055)	(30,410)

Financing activities:
Excess tax benefit from employee stock options	1,284	4,394
Proceeds from issuance of common stock	4,402	9,449

Net cash provided by financing activities	5,686	13,843

Effect of exchange rate changes on cash and cash equivalents	16	74

Net (decrease) increase in cash and cash equivalents	(20,477)	12,262
Cash and cash equivalents at the beginning of period	87,905	32,328

Cash and cash equivalents at the end of period	$67,428	$44,590